SPR720: First Novel Oral Candidate Designed to Treat NTM Infections Broad spectrum, oral candidate: applicable to both non-refractory and refractory patients Approximately 95,000 patients in US. Total of 245,000 in US, Europe* and Japan1 More than 75% of NTM patients are non-refractory1; lack any approved options to treat NTM 720 has potency against range of NTM pathogens, including MAC and M. Abcessus2 Once daily dose supported by clinical and non-clinical studies Selected 500 - 1000mg once daily dose range for Phase 2 supported by concordant in vivo and in vitro PK/PD models BAL study in non-human primates supports lung exposure; macrophage data shows intracellular and extracellular activity Supportive safety/tolerability data Data at 500 - 1000mg once daily in Phase 1 SAD/MAD studies supportive of advancement to Phase 2 clinical studies Next Steps for the Development Plan FDA lifts Clinical Trial Hold on SPR720, announced January 4, 2022 Plan to engage with the FDA to discuss a Phase 2a trial restart; expected to begin during the 2H of 2022 1. CHEST Foundation, About Nontuberculous Mycobacteria (NTM) lung infections; Kevin L. Winthrop et al., Incidence and Prevalence of Nontuberculous Mycobacterial Lung Disease in a Large United States Managed Care Health Plan, 2008-2015 (Feb. 2020); Wall Street research reports; *Europe refers to Germany, United Kingdom, Italy, Netherlands and France. 2. Citation Brown-Elliott BA, Rubio A, Wallace RJ, Jr. 2018. In vitro susceptibility testing of a novel benzimidazole, SPR719, against nontuberculous mycobacteria. Antimicrobial Agents Chemotherapy 62:e01503-18 Exhibit 99.2

SPR719* Possesses Potent In vitro Activity Against a Range of NTM Species Abbreviation: AMK: Amikacin Source: Brown-Elliott, B.A., et. al. Antimicrob Agents Chemother. 2018; 62 (11): e01503-18. *SPR719 is the active parent of SPR720 and is used for in vitro testing NTM Species N SPR719 MIC50 SPR719 MIC90 AMK MIC90 M. abscessus subsp. abscessus 30 2 4 16 M. abscessus subsp. massiliense 10 2 2 16 M. chelonae 10 4 4 32 M. immunogenum 10 4 8 16 M. fortuitum group 10 0.25 1 ≤1 M. avium complex 41 0.5 2 32 M. simiae 10 1 2 16 NTM Species N MIC50 MIC90 MBC M. abscessus subsp. abscessus 29 2 8 >32 (static) M. avium complex 12 1 2 >32 (static for M. avium) M. kansasii 10 <0.03 0.06 <0.03 Barbara Brown-Elliott at UT-Tyler, Texas, USA 2018; MIC values in μg/mL Jakko van Ingen at Radboud University, Nijmegen, Netherlands 2018; MIC/MBC values in μg/mL SPR719* also has potent activity against M. tuberculosis and a range of Gram positive and anaerobic bacteria

SPR720 Combinations SOC Test Article MIC (mg/mL) SPR719 1 Amikacin 2 Clarithromycin >8 Poster presentation: “Activity of a Novel Gyrase Inhibitor In Vitro and in Mouse Models of Pulmonary Infection Caused by Mycobacterium abscessus” A. Rubio, D. Verma, D. Ordway; NITM IR Annual Conference, May 2018 M. abscessus 1513 SCID mice treated daily starting on day 28 for a total of 28 days (chronic model) CLR: Clarithromycin AMK: Amikacin CFZ: Clofazimine Controls SPR720: Effective as Monotherapy & Combination Therapy in M. abscessus Murine Model of Infection